Exhibit 10.1

Largo Vista Group to Continue to Work with Shanghai Offshore Oil Group

Friday September 9, 3:00 pm ET

NEWPORT BEACH, Calif.--(BUSINESS WIRE)--Sept. 9, 2005--Previously, Largo Vista Group Ltd. (OTCBB:LGOV - News) announced that it had given Shanghai Offshore Oil Group (HK) Ltd. until Aug. 31, 2005, to deliver funds to Largo Vista under their contract of March 18, 2005. Although Shanghai Oil has not met this deadline, Largo Vista has decided that it is in the best interests of the company and its shareholders to continue to work with Shanghai Oil to meet its obligations under the contract with them. Although Shanghai Oil has assured Largo Vista that it will fulfill its obligations under the contract, there can be no assurances that it will be able to do so and Largo Vista will not deliver any of the shares of its common stock under the contract until funds have been delivered to Largo Vista by Shanghai Oil.

The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including without limitation the company's ability to produce and market products and/or services and other risks detailed from time to time in their company's reports with the Securities Exchange Commission.

Contact:
Largo Vista Group
Investor Relations, 949-252-2180

Source: Largo Vista Group Ltd.